Exhibit 99.1

The Shyft Group Posts Strong Third Quarter Results

Reports EPS Gain of 46% to Record $0.54 on Sales of $203.5 million

Adjusted EPS Increases 38% to Record $0.62

Reinstates Initial 2020 Guidance

Novi, Mich., November 5, 2020 – The Shyft Group, Inc. (NASDAQ: SHYF) (“Shyft” or the “Company”), the North American leader in specialty vehicle manufacturing, assembly and upfit for the commercial, retail and service specialty vehicle markets, today reported operating results for the third quarter ending September 30, 2020.

As part of its transformational strategy to further focus on accelerating growth and profitability, the Company divested its Emergency Response (“ER”) business effective February 1, 2020, as previously announced. Accordingly, the financial results of ER have been classified as discontinued operations for all periods presented. Unless otherwise noted, financial results presented are based on continuing operations.

Sales for the three and nine-month periods ending September 30, 2019, include $23.0 million and $91.4 million, respectively, of pass-through revenues from the one-time USPS truck body order (USPS order).

Third Quarter 2020 Highlights from Continuing Operations

For the third quarter of 2020 compared to the third quarter of 2019:

●	Sales of $203.5 million, a decrease of $21.2 million, or 9.4%, from $224.7 million. Sales increased $1.8 million, or 0.9%, excluding the USPS order.
●	Gross profit margin of 24.9% of sales, an 800 basis point improvement from 16.9% of sales, driven by product mix, improved material costs and actions taken to improve overall operating efficiency.
●	Income from continuing operations of $19.4 million, or $0.54 per share, compared to $13.1 million, or $0.37 per share.
●

Adjusted EBITDA of $32.6 million, or 16.0% of sales, an increase of $10.3 million, or 46%, from $22.3 million, or 9.9% of sales.  The USPS order reduced adjusted EBITDA as a percentage of sales by approximately 110 basis points in the prior year.

●	Adjusted net income of $22.1 million, or $0.62 per share, an increase of $6.2 million, or 39.7%, from $15.9 million, or $0.45 per share.
●	Generated $32.4 million of cash from operating activities during the third quarter of 2020, providing $143.7 million of total liquidity
●

Consolidated backlog at September 30, 2020, totaled $280.6 million, up $16.9 million, or 6.4%, compared to $263.7 million at September 30, 2019. Since September 30, 2020, consolidated backlog has increased approximately $46 million, to $326 million in October, reflecting strong demand for parcel delivery vehicles.

●	Purchased F3 MFG, Inc. (“F3”), a leading aluminum service body and accessory manufacturer of the well-recognized DuraMag® and Magnum® brands, effective October 1, 2020.

“I am extremely proud of our team and of our performance this quarter, as we navigated the pandemic resulting in the most profitable quarter in our Company’s history,” said Daryl Adams, President and Chief Executive Officer. The strong performance reflects growing momentum from our transformative efforts to focus on higher growth and margin opportunities in parcel delivery supporting ecommerce and specialty vehicles.”

Fleet Vehicles and Services (FVS)

FVS segment sales were $145.2 million, a decrease of 19.2% from $179.6 million, primarily due to significantly lower truck body sales and upfit volumes being impacted by the pandemic, partially offset by higher walk-in-van volumes. Sales decreased 7.3%, or $11.4 million, excluding the USPS order.

Adjusted EBITDA increased $8.5 million to $33.2 million, or 22.9% of sales, from $24.7 million, or 13.7% of sales, a year ago. The increase was primarily due to product mix, productivity, cost reduction actions, lower healthcare costs, and the USPS order.

Segment backlog at September 30, 2020, which totaled $228.9 million, has increased $54 million, or 23%, to approximately $282 million as of October 31, 2020. This compares to $223.8 million at September 30, 2019 and reflects strong demand for vehicles across the entire FVS product portfolio.

Specialty Vehicles (SV)

SV segment sales were $58.3 million, an increase of 29.2%, from $45.1 million due to higher luxury motor coach chassis sales and the Royal Truck Body (Royal) acquisition completed in September 2019.

Adjusted EBITDA increased $3.1 million to $7.2 million, or 12.3% of sales, from $4.1 million, or 9.0% of sales, a year ago. The increase was primarily due to volume and the Royal acquisition.

Segment backlog at September 30, 2020, totaled $51.8 million, up 29.6% compared to $39.9 million at September 30, 2019, due to increased luxury motor coach chassis orders.

Liquidity Update

The Shyft Group’s access to capital remains strong at $143.7 million, including $43.1 million of cash on hand at September 30, 2020, a portion of which was used to fund the F3 acquisition on October 1, 2020.  The Company paid down $10.0 million on its revolving credit facility during the third quarter and another $10.0 million in October.  The leverage ratio currently stands at 0.5 times adjusted EBITDA and leaves the Company in a solid position to continue to pursue strategic opportunities.

Outlook – Reinstates Initial 2020 Guidance

Based on our strong third quarter performance, our current growing backlog position and chassis visibility, notwithstanding intensifying pandemic-related issues, the Company is reinstating its previously issued March 2020 guidance, and shifting its profitability targets to the higher end as follows:

●	Revenue to be in the range of $660.0 to $680.0 million
●	Adjusted EBITDA of $73.0 to $75.0 million
●	Adjusted earnings per share of $1.28 to $1.32

“As we approach the end of the year, I’m pleased to say that our strategy is paying off.  The end markets we serve continue to be strong, fueled of course by the surge in ecommerce parcel deliveries.  As we begin Q4, we are seeing the increase in demand that we expected, and we are encouraged by our interactions with our customers about future growth,” said Adams. “Q3 was incredible for us, due in large part to our ability to pull ahead key builds and produce at optimal levels.  I’m extremely optimistic for what the future has in store for The Shyft Group.”

Conference Call, Webcast, Investor Presentation and Investor Information

The Shyft Group will host a conference call for analysts and portfolio managers at 10 a.m. EST today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.TheShyftGroup.com/investor-relations/webcasts

Conference Call: 1-877-317-6789 (domestic) or 412-317-6789 (international); passcode: 10148648

For more information about The Shyft Group, please visit www.TheShyftGroup.com.

About The Shyft Group
The Shyft Group is the North American leader in specialty vehicle manufacturing, assembly, and upfit for the commercial, retail, and service specialty vehicle markets.  Our customers include first-to-last mile delivery companies across vocations; federal, state, and local government entities; the trades; and utility and infrastructure segments.  The Shyft Group is organized into two core business units: Shyft Fleet Vehicles and Services and Shyft Specialty Vehicles. Today, its family of brands includes Utilimaster, Royal Truck Body, DuraMag, Strobes-R-Us, Spartan RV Chassis, Builtmore Contract Manufacturing, and corresponding aftermarket provisions. The Shyft Group and its go-to-market brands are well known in their respective industries for quality, durability, and first-to-market innovation. The Company employs approximately 2,900 associates across campuses, and operates facilities in Michigan, Indiana, Maine, Pennsylvania, South Carolina, Florida, Missouri, California, Arizona, Texas, and Saltillo, Mexico. The Company reported sales from continuing operations of $757 million in 2019. Learn more about The Shyft Group at www.TheShyftGroup.com.

This release contains several forward-looking statements that are not historical facts, including our revenue and earnings guidance and other statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations.  These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  Furthermore, statements contained in this document relating to the global outbreak of the novel coronavirus disease (COVID-19), the impact of which remains inherently uncertain on our financial results, are forward-looking statements.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include future developments relating to the COVID-19 pandemic, including governmental responses, supply chain shortages, and potential labor issues; operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions including weaknesses resulting from the COVID-19 pandemic; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.  Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Juris Pagrabs Group Treasurer The Shyft Group (517) 997-3862

The Shyft Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except par value)
(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$43,055	$19,349
Accounts receivable, less allowance of $198 and $228	99,461	58,874
Contract assets	9,667	10,898
Inventories, net	43,076	59,456
Other receivables - chassis pool agreements	12,741	8,162
Other current assets	9,490	5,344
Current assets held for sale	-	90,725
Total current assets	217,490	252,808

Property, plant and equipment, net	37,360	40,074
Right of use assets – operating leases	35,529	32,147
Goodwill	43,480	43,632
Intangible assets, net	51,662	54,061
Other assets	1,938	2,295
Net deferred tax asset	7,660	25,520
TOTAL ASSETS	$395,119	$450,537
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$63,433	$54,713
Accrued warranty	5,564	5,694
Accrued compensation and related taxes	15,421	15,841
Deposits from customers	650	2,640
Operating lease liability	6,273	5,162
Other current liabilities and accrued expenses	6,731	15,967
Short-term debt - chassis pool agreements	12,741	8,162
Current portion of long-term debt	220	177
Current liabilities held for sale	-	49,601
Total current liabilities	111,033	157,957

Other non-current liabilities	6,063	4,922
Long-term operating lease liability	29,836	27,241
Long-term debt, less current portion	48,522	88,670
Total liabilities	195,454	278,790
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,550 and 35,343 outstanding	355	353
Additional paid in capital	90,362	85,148
Retained earnings	109,288	86,764
Total The Shyft Group, Inc. shareholders' equity	200,005	172,265
Non-controlling interest	(340)	(518)
Total shareholders' equity	199,665	171,747
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$395,119	$450,537

The Shyft Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Sales	$203,473	$224,703	$504,391	$576,582
Cost of products sold	152,723	186,674	393,335	496,974
Gross profit	50,750	38,029	111,056	79,608

Operating expenses:
Research and development	824	1,103	3,496	3,475
Selling, general and administrative	23,525	19,812	69,534	46,815
Total operating expenses	24,349	20,915	73,030	50,290

Operating income	26,401	17,114	38,026	29,318

Other income (expense):
Interest expense	(11)	(144)	(1,202)	(831)
Interest and other income	238	473	243	947
Total other income (expense)	227	329	(959)	116
Income from continuing operations before income taxes	26,628	17,443	37,067	29,434

Income tax expense	7,253	4,317	7,084	6,929

Income from continuing operations	19,375	13,126	29,983	22,505

Loss from discontinued operations, net of income taxes	(598)	(2,711)	(4,619)	(7,264)

Net income	18,777	10,415	25,364	15,241

Less: net income (loss) attributable to non-controlling interest	41	61	178	(14)

Net income attributable to The Shyft Group, Inc.	$18,736	$10,354	$25,186	$15,255

Basic earnings (loss) per share
Continuing operations	$0.55	$0.37	$0.84	$0.64
Discontinued operations	$(0.02)	$(0.08)	$(0.13)	$(0.21)
Basic earnings per share	$0.53	$0.29	$0.71	$0.43

Diluted net earnings (loss) per share
Continuing operations	$0.54	$0.37	$0.83	$0.64
Discontinued operations	$(0.02)	$(0.08)	$(0.13)	$(0.21)
Diluted earnings per share	$0.52	$0.29	$0.70	$0.43

Basic weighted average common shares outstanding	35,559	35,317	35,491	35,311

Diluted weighted average common shares outstanding	35,989	35,463	35,794	35,355

The Shyft Group, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended September 30, 2020 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Specialty Vehicles	Other	Consolidated
Fleet vehicle sales	$136,382	$-	$-	$136,382
Motorhome chassis sales	-	38,190	-	38,190
Other specialty chassis and vehicles	-	17,601	-	17,601
Aftermarket parts and assemblies	8,808	2,492	-	11,300
Total Sales	$145,190	$58,283	$-	$203,473

Adjusted EBITDA	$33,237	$7,183	$(7,827)	$32,593

The Shyft Group, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
(Unaudited)

Three Months Ended September 30, 2019 (in thousands of dollars)

	Business Segments
	Fleet Vehicles & Services	Specialty Vehicles	Other	Consolidated
Fleet vehicle sales	$172,530	$-	$-	$172,530
Motorhome chassis sales	-	33,038	-	33,038
Other specialty chassis and vehicles	-	9,370	-	9,370
Aftermarket parts and assemblies	7,064	2,701	-	9,765
Total Sales	$179,594	$45,109	$-	$224,703

Adjusted EBITDA	$24,689	$4,079	$(6,443)	$22,325

Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	Sept. 30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Fleet Vehicles and Services*	$228,870	$286,955	$302,236	$305,876	$223,753
Motorhome Chassis *	40,387	38,804	30,641	20,097	26,719
Other Vehicles	11,036	11,621	11,580	10,062	11,769
Aftermarket Parts and Accessories	333	115	198	575	1,459
Total Specialty Vehicles	51,756	50,540	42,419	30,734	39,947

Total Backlog	$280,626	$337,495	$344,655	$336,610	$263,700

* Anticipated time to fill backlog orders at September 30, 2020; five - seven months for Fleet Vehicles and Services; approximately three months for Specialty Vehicles.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure. This non-GAAP measure is calculated by excluding items that we believe to be infrequent or not indicative of our continuing operating performance. We define adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation and amortization, as adjusted to eliminate the impact of restructuring charges, acquisition related expenses and adjustments, non-cash stock-based compensation expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA for all prior periods presented have been recast to conform to the current presentation.

We present the non-GAAP measure adjusted EBITDA because we consider it to be an important supplemental measure of our performance. The presentation of adjusted EBITDA enables investors to better understand our operations by removing items that we believe are not representative of our continuing operations and may distort our longer-term operating trends. We believe this measure to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our continuing operating performance. We believe that presenting this non-GAAP measure is useful to investors because it permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance. We believe that the presentation of this non-GAAP measure, when considered together with the corresponding GAAP financial measures and the reconciliations to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained in the absence of this disclosure.

Our management uses adjusted EBITDA to evaluate the performance of and allocate resources to our segments. Adjusted EBITDA is also used, along with other financial and non-financial measures, for purposes of determining annual incentive compensation for our management team and long-term incentive compensation for certain members of our management team.

Financial Summary
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
The Shyft Group, Inc.	2020	% of sales	2019	% of sales
Income from continuing operations	$19,375	9.5%	$13,126	5.8%
Net (income) attributable to non-controlling interest	(41)		(61)
Add (subtract):
Restructuring and other related charges	303		243
Acquisition related expenses and adjustments	650		1,522
Non-cash stock-based compensation expense	2,064		1,581
Accelerated depreciation of property, plant and equipment	365		-
Deferred tax assets valuation allowance	275		201
Tax effect of adjustments	(842)		(752)
Adjusted net income	$22,149	10.9%	$15,860	7.1%

Income from continuing operations	$19,375	9.5%	$13,126	5.8%
Net (income) attributable to non-controlling interest	(41)		(61)
Add (subtract):
Depreciation and amortization	2,978		1,453
Taxes on income	7,253		4,317
Interest expense	11		144
EBITDA	$29,576	14.5%	$18,979	8.4%

Add (subtract):
Restructuring and other related charges	303		243
Acquisition related expenses and adjustments	650		1,522
Non-cash stock-based compensation expense	2,064		1,581
Adjusted EBITDA	$32,593	16.0%	$22,325	9.9%

Diluted net earnings per share	$0.54		$0.37
Add (subtract):
Restructuring and other related charges	0.01		0.01
Acquisition related expenses and adjustments	0.02		0.05
Non-cash stock-based compensation expense	0.05		0.04
Accelerated depreciation of property, plant and equipment	0.01		-
Deferred tax asset valuation allowance	0.01		-
Tax effect of adjustments	(0.02)		(0.02)
Adjusted diluted net earnings per share	$0.62		$0.45

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Forecast
	Twelve Months Ended December 31, 2020
The Shyft Group, Inc.	Low	Mid	High
Income from continuing operations	$35,490	$36,204	$36,917
Add:
Depreciation and amortization	13,828	13,828	13,828
Interest expense	1,434	1,434	1,434
Taxes	9,350	9,636	9,923
EBITDA	$60,102	$61,102	$62,102
Add (subtract):
Non-cash stock-based compensation and other charges	12,898	12,898	12,898
Adjusted EBITDA	$73,000	$74,000	$75,000

Earnings per share	$0.99	$1.01	$1.03
Add:
Non-cash stock-based compensation and other charges	0.36	0.36	0.36
Less tax effect of adjustments	(0.07)	(0.07)	(0.07)
Adjusted earnings per share	$1.28	$1.30	$1.32